Filed Pursuant To Rule 433
December 5, 2013
Relating To
Preliminary Prospectus Supplement Dated December 5, 2013 To
Prospectus Dated April 1, 2013
Registration Statement No. 333-182093

Genworth Holdings Announces Senior Notes Offering

RICHMOND, Va., December 5, 2013 – Genworth Holdings, Inc., a direct subsidiary of Genworth Financial, Inc. (NYSE: GNW), today announced that it has commenced a public offering of senior notes due 2024. The notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Genworth Financial, Inc.

We currently expect to use the net proceeds from this offering (to the extent needed) to make a capital contribution to one or more of our U.S. mortgage insurance subsidiaries to satisfy all or a part of the higher capital requirements expected to be imposed by government-owned and government-sponsored enterprises as a part of the anticipated revisions to their eligibility standards for qualifying mortgage insurers. We cannot be sure when the GSEs will announce their new eligibility standards or what the terms (including required capital levels) will be. We believe our U.S. mortgage insurance business is currently writing profitable new business with attractive returns.

In the event the capital requirements from the new eligibility standards exceed the net proceeds raised in this offering, we will consider a variety of funding options, including executing reinsurance transactions in our U.S. mortgage insurance business that provide capital benefits, using proceeds from the proposed partial initial public offering of our Australia mortgage insurance business, using cash at Genworth Holdings in excess of our targets, using available deferred tax assets, using proceeds from the issuance of new debt or equity securities (including convertible, exchangeable or other hybrid securities) at the Genworth Financial and/or Genworth Holdings level, and/or using proceeds from a third-party capital raise by our U.S. mortgage insurance subsidiaries or earnings growth from those subsidiaries. To the extent all of the proceeds are not required for the expected uses, or we otherwise decide not to use them for those purposes, the net proceeds will be used for general corporate purposes. Pending the expected uses, we may invest the net proceeds in short-term, liquid obligations.

Although we will incur additional debt in this offering, we have been working to reduce our leverage through actions such as those recently taken, including designating proceeds from the sale of our wealth management business to address near term debt maturities. Subsequent to this offering, we will continue to focus on improving the operating performance of our businesses and reducing leverage over the medium-term.

Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are joint book-running managers for this offering.

Genworth Financial and Genworth Holdings have filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Genworth Financial and Genworth Holdings have filed with the SEC for more complete information about them and this offering. You may get these documents for free by visiting

EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Managers will arrange to send you the prospectus if you request it by contacting Deutsche Bank Securities Inc. at 800-503-4611, Goldman, Sachs & Co. at 866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement—including life insurance, long term care insurance, and financial protection coverages—and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth operates through three divisions: U.S. Life Insurance, which includes life insurance, long term care insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other division, which includes the International Protection and Runoff segments. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth, headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE Genworth Financial, Inc.

Investors – Georgette Nicholas, +1-804-662-2248, georgette.nicholas@genworth.com;

Media – Al Orendorff, +1-804-662-2534, al.orendorff@genworth.com